Exhibit 10.25

August 19, 2008

Charles Daniel Yost

1801 California Street

Denver, CO 80202

Dear Dan:

Giving people the opportunity to develop professionally through new challenges is an investment in our greatest resource – employees. Fostering and developing the talent of employees is critical to the success of the business and to our future. With that, I am pleased to offer you the position of Executive Vice President, Mass Markets, reporting directly to me, effective August 19, 2008. I am confident of the value you will continue to bring to the business. The key compensation opportunities of your new role are highlighted below.

1.	Base Salary: Your base salary increases to $500,000 per annum.

2.	Annual Bonus Plan: You will be eligible to participate in the annual bonus plan. Your target bonus will remain at 100% of your annual base pay.

3.	Executive Perquisite: You will continue receive an executive perquisite benefit of $35,000 paid to you annually in January.

4.

Background Check: As a condition of this internal transfer, you must undergo and pass a background check at this time. Please complete and return the enclosed Request for Information and Consent and Disclosure forms within 5 business days of your receipt of this letter to Jana Venus at 1801 California Street, 23rd Floor, Denver, CO 80202. You will not be contacted as to the results of the background check unless there is a problem.

5.	Other: Your executive benefits and the other terms and conditions of your employment shall continue to be governed by your agreement with the company dated June 28, 2004 and amended on December 15, 2005.

Congratulations on this wonderful opportunity, Dan. I look forward to your continued strong performance and the contribution you will make to the success of Qwest.

Sincerely,

Thomas E. Richards

Executive Vice President and Chief Operating Officer